RESIGNATION


I, Nathan Enger, the Vice President and director of Maximum Dynamics, Inc., a Colorado corporation, ("Company") hereby tender and submit my resignation as the Vice President and director of the Company, such resignation to be effective upon this 13th day of December 2002.


/s/ Nathan Enger
---------------------------------------
Nathan Enger